EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-76486 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated January 26, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principles relating to start-up activities), appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2000, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 11, 2002